     As Filed with the Securities and Exchange Commission on January 7, 2000
   ---------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                V.F. CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


            PENNSYLVANIA                               23-1180120
    (State or Other Jurisdiction         (I.R.S. Employer Identification Number)
  of Incorporation or Organization)


                              628 GREEN VALLEY ROAD
                        GREENSBORO, NORTH CAROLINA 27408
              (Address of Registrant's Principal Executive Offices)


                       VF EXECUTIVE DEFERRED SAVINGS PLAN
                            (Full Title of the Plan)


                            CANDACE S. CUMMINGS, ESQ.
         VICE PRESIDENT -- ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                                 VF CORPORATION
                                 P.O. BOX 21488
                        GREENSBORO, NORTH CAROLINA 27420
                     (Name and address of agent for service)


                                 (336) 547-6000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


     TITLE OF SECURITIES TO BE            AMOUNT TO BE    PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
             REGISTERED                  REGISTERED (1)    OFFERING PRICE     AGGREGATE PRICE (2)   REGISTRATION FEE
             ----------                  --------------    --------------     -------------------   ----------------
Deferred Compensation Obligations (1)     $230,000,000          100%              $230,000,000         $60,720.00


              -----------------------------------------------------


(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future, in accordance with the terms of the VF Executive Deferred Savings Plan, resulting from participant deferrals.

(2)   Estimated solely for the purpose of calculating the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant has filed the following documents with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which the Registrant incorporates by reference into this Registration Statement:

         (a)   Annual Report on Form 10-K for the year ended January 2, 1999;

         (b)   Quarterly Report on Form 10-Q for the quarter ended April 3,
               1999;

         (c)   Quarterly Report on Form 10-Q for the quarter ended July 3, 1999;
               and

         (d)   Quarterly Report on Form 10-Q for the quarter ended October 2,
               1999.

         All documents and reports that the Registrant files under Sections 13(a) and (c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement as of the date they are filed. Such future documents and reports will cease to be deemed incorporated by reference into this Registration Statement when the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered under it have been sold, or deregistering all such securities remaining unsold. Any statement contained within a document or report incorporated, or deemed incorporated, by reference into this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document which is, or is deemed to be, incorporated by reference into this Registration Statement, modifies or supersedes such statement.


ITEM 4. DESCRIPTION OF SECURITIES.

         Under the VF Executive Deferred Savings Plan (the "Plan"), the Registrant will provide participants the opportunity to defer all or a portion of their future base salary and all or a portion of their future bonus payments, but such deferral cannot result in the employee's otherwise applicable salary being reduced below the applicable Social Security taxable wage base for the relevant year. The Registrant will credit an additional deferral amount equal to 50% of the participant's deferral amount, but such additional deferral amount shall not exceed $10,000 (or such other amount as is approved by the Plan Committee (as defined below)). A participant's rights to the Registrant's contribution is forfeitable in whole or in part prior to the participant's becoming fully vested under the terms of the Plan.


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
         The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation and earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. Obligations will be payable upon or following termination of employment, retirement, and other events, in accordance with the terms of the Plan. The Obligations will be indexed to one or more deemed investment options individually chosen by each participant from the list of such options available from time to time. Each participant's Obligations will be adjusted to reflect the investment experience of the deemed investment option or options, including any appreciation or depreciation. The Registrant is under no obligation to actually invest in such investment options. The Obligations will be denominated and be payable in cash.

         A participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by the terms of the Plan in the event there is no designated beneficiary, or by court order in the case of any dispute.

         The Obligations are not subject to redemption, in whole or in part, at the option of the Registrant prior to termination of employment, retirement, or the individual payment dates specified by the participant. Each participant may elect to receive a distribution under the Plan in such manner as is acceptable to the committee appointed by the Board of Directors of the Registrant to administer the Plan (the "Plan Committee"). In addition, the Plan Committee may, in its discretion, direct that a participant be paid an amount (not to exceed his Obligations, and, with respect to certain parties subject to Section 16 of the Exchange Act, not including that portion of the participant's Obligations deemed invested in VF Corporation Stock Fund) sufficient to meet a financial hardship as defined in the Plan. The Plan Committee reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of previous Obligations.

         The Obligations are not convertible into another security of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing the terms of the Plan, and taking action upon a default.


ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.

         None.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1741 of the Pennsylvania Business Corporation Law, as amended (the "BCL"), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his


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
conduct was unlawful. Section 1742 of the BCL provides that, in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that, to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

         The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL, a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code ("Section 518") provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors, or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Section 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending, or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         In addition to the power to advance expenses under the BCL, Section 518 provides that expenses incurred by an officer, director, employee, or agent in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise.

         The Registrant's By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of the Registrant may be indemnified by the Registrant, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys' fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of the Registrant shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 512 of the Pennsylvania Associations Code or as such law may be amended from time to time and (b) the breach of duty constituted self-dealing, willful misconduct, or recklessness. The limitation on a director's personal liability for monetary damages does not apply to a director's criminal liability or liability for taxes.

         The Registrant maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by the BCL and Section 518. These insurance policies insure the Registrant against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties, and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is defined as "any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties, and


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
other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.



ITEM 8. EXHIBITS.


EXHIBITS       DESCRIPTION
--------       -----------
    5.1        Opinion of Morgan, Lewis & Bockius LLP

   23.1        Consent of PricewaterhouseCoopers LLP

   23.2        Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

   24.1        Power of Attorney


ITEM 9. UNDERTAKINGS

         The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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
         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Greensboro, North Carolina on the 31st day of December, 1999.



                                        V.F. CORPORATION

                                        By: /s/ Mackey J. McDonald



                                        /s/ Mackey J. McDonald
                                        ----------------------------------------
                                            Mackey J. McDonald
                                            Chairman of the Board, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                       TITLE                          DATE
     ---------                       -----                          ----


/s/ Mackey J. McDonald        Chairman of the Board,           December 31, 1999
----------------------        President and Chief
    Mackey J. McDonald        Executive Officer


/s/ Robert K. Shearer         Vice President -- Finance        December 31, 1999
----------------------        and Chief Financial Officer
    Robert K. Shearer


/s/ Peter E. Keene            Vice President -- Controller     December 31, 1999
----------------------
    Peter E. Keene


     DIRECTORS
     ---------
Robert D. Buzzell*              George Fellows*                M. Rust Sharp*
Edward E. Crutchfield*          Robert J. Hurst*               L. Dudley Walker*
Ursula F. Fairbairn*            Mackey J. McDonald*            Erskine Bowles
Barbara S. Feigin*                                             Daniel Hesse




Date: December 31, 1999                      * By:/s/ Mackey J. McDonald
                                             -----------------------------
                                                      Mackey J. McDonald
                                                      Attorney-In-Fact